BlackRock Municipal Series Trust (the “Registrant”)
BlackRock Strategic Municipal Opportunities Fund (the “Fund”)

77Q1(a):
Copies of any material amendments to the Registrant’s charter or by-laws

Attached please find as an exhibit to Sub-Item 77Q1(a) of Form N-SAR, a copy of the Certificate of Amendment to Series Designation relating to the Fund, dated February 12, 2014, and filed with the Secretary of the Commonwealth of Massachusetts.

12433473.1

BLACKROCK MUNICIPAL SERIES TRUST

CERTIFICATE OF AMENDMENT TO SERIES DESIGNATION

The undersigned, being at least a majority of the Trustees of BlackRock Municipal Series Trust (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, acting pursuant to Section 1.1 of the Trust’s Declaration of Trust, as amended, do hereby, effective as of January 27, 2014, change the name of the series designated BlackRock Intermediate Municipal Fund to BlackRock Strategic Municipal Opportunities Fund.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 12th day of February, 2014.

/s/ James H. Bodurtha
James H. Bodurtha	55 East 52nd Street, New York, NY 10055

/s/ Bruce R. Bond
Bruce R. Bond	55 East 52nd Street, New York, NY 10055

/s/ Donald W. Burton
Donald W. Burton	55 East 52nd Street, New York, NY 10055

/s/ Stuart E. Eizenstat
Stuart E. Eizenstat	55 East 52nd Street, New York, NY 10055

/s/ Kenneth A. Froot
Kenneth A. Froot	55 East 52nd Street, New York, NY 10055

/s/ Robert M. Hernandez
Robert M. Hernandez	55 East 52nd Street, New York, NY 10055

/s/ John F. O’Brien
John F. O’Brien	55 East 52nd Street, New York, NY 10055

/s/ Roberta Cooper Ramo
Roberta Cooper Ramo	55 East 52nd Street, New York, NY 10055

/s/ David H. Walsh
David H. Walsh	55 East 52nd Street, New York, NY 10055

/s/ Fred G. Weiss
Fred G. Weiss	55 East 52nd Street, New York, NY 10055

/s/ Paul L. Audet
Paul L. Audet	55 East 52nd Street, New York, NY 10055

/s/ Henry Gabbay
Henry Gabbay	55 East 52nd Street, New York, NY 10055